Exhibit 99.1

For Immediate Release

Investor Contact:	Media Contact:
Inspire Pharmaceuticals, Inc.	Inspire Pharmaceuticals, Inc.
Jenny Kobin	Cara Amoroso
VP, Investor Relations and Corporate Communications	Assoc. Director, Corporate Communications
(919) 941-9777, Extension 219	(919) 941-9777, Extension 266

INSPIRE ANNOUNCES AMENDMENT TO OPHTHALMIC COLLABORATION

DURHAM, NC - August 25, 2010 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today it has entered into an Amended and Restated License, Development and Marketing Agreement with Allergan, Inc., which revises terms related to the PROLACRIA™ (diquafosol tetrasodium ophthalmic solution) 2% development program and Inspire’s right to receive revenues from Allergan based on net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% and any other human ophthalmic formulations of cyclosporine owned or controlled by Allergan.

“This agreement provides clarity on the revenue stream and respective responsibilities of the parties in our ophthalmic collaboration,” said Adrian Adams, President and CEO of Inspire. “We have solidified the term for potential RESTASIS® and follow-on product revenues and have eliminated any financial commitment for both the continued development of PROLACRIA™ and the co-promotion of RESTASIS®. We are pleased to have now gained sole control over any future PROLACRIA™ development while retaining the right to leverage the asset as appropriate. At this time, we are not planning to proceed with clinical development of PROLACRIA™. Our strategy is to create shareholder value by focusing resources on our AZASITE® franchise and our potentially transformational denufosol tetrasodium for cystic fibrosis program.”

Under the amended agreement, which now runs through December 31, 2020, Inspire is entitled to receive revenues at one global rate based on net sales of RESTASIS® and any other human ophthalmic formulation of cyclosporine owned or controlled by Allergan, with no requirement to co-promote RESTASIS®. The royalty rate for RESTASIS® in the United States remains unchanged for 2010. The annual global rate steps down from the 2010 U.S. rate by three percentage points in 2011, a further 0.25 percentage point in 2013 and a final 0.50 percentage point in 2014, remaining at this level through the end of the term in 2020.

Under the amended agreement, Inspire now has unilateral control over any future PROLACRIA™ development and commercialization. In the event Inspire resumes the PROLACRIA™ clinical development program and receives regulatory approval for a PROLACRIA™ product in a particular country, it will have the option to offer PROLACRIA™

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

commercialization rights to Allergan for such country. If Inspire chooses not to offer Allergan PROLACRIA™ commercialization rights with respect to a country, Inspire will receive all the commercialization revenues related to PROLACRIA™ in such country and Inspire’s rights to receive revenues from Allergan based on net sales of RESTASIS® products in such country will terminate.

Under the prior agreement, RESTASIS® royalties would have been reduced by thirty percent if the joint development committee elected to terminate the PROLACRIA™ development program and Inspire elected not to co-promote RESTASIS®. Under the prior agreement, Inspire was entitled to receive revenues based on net sales of RESTASIS® and on any other human ophthalmic formulation of cyclosporine owned by Allergan on a country-by-country basis for a term equal to the later of (i) the applicable patent term covering such product in such country, and (ii) 10 years from commercial launch of such product.

About Inspire

Inspire is a biopharmaceutical company focused on researching, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire’s goal is to build and commercialize a sustainable portfolio of innovative new products based on its technical, scientific and commercial expertise. Inspire’s clinical pipeline includes denufosol tetrasodium for cystic fibrosis in Phase 3 development and AZASITE® (azithromycin ophthalmic solution) 1% for blepharitis in Phase 2 development. Inspire receives revenues related to the promotion of AZASITE® for bacterial conjunctivitis, the co-promotion of ELESTAT® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and royalties based on net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurance can be made with respect to: future net sales of RESTASIS®; Allergan’s development and commercialization of any other human ophthalmic formulation of cyclosporine, whether the Company will ever receive revenues based on net sales of any such products and, if so, the amount of any such revenues; the possible future clinical development and commercialization of PROLACRIA™ and any costs associated therewith; the Company’s ability to create shareholder value by focusing resources on its AZASITE® franchise and its potentially transformational denufosol tetrasodium for cystic fibrosis program; the length of time Allergan will commercialize RESTASIS®; the amount, timing or impact of any reduction in the Company’s potential resource and financial commitment by eliminating the burden of co-promoting RESTASIS®; the potential for the Company to resume clinical development of the PROLACRIA™ program and the Company’s ability to receive regulatory approval for a PROLACRIA™ product in any country even if development is resumed; if approval of a PROLACRIA™ product occurs, whether or not the Company will offer PROLACRIA™ commercialization rights with respect to a country and, if it does make such an offer, whether or not Allergan will exercise such rights and the Company’s rights to PROLACRIA™

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

commercialization revenues in such country will terminate; or the Company’s ability to build and commercialize a sustainable portfolio of innovative new products based on its technical, scientific and commercial expertise. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the timing of a launch of a generic form of ELESTAT®, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

###

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797